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                                                                    EXHIBIT 9.3


                           ASSOCIATED HOLDINGS, INC.
                              1075 Hawthorn Drive
                            Itasca, Illinois  60143

                                March 29, 1995


BOISE CASCADE CORPORATION
1111 West Jefferson Street
Boise, Idaho  83702
Attention:  Matthew Broad

Ladies and Gentlemen:

     Reference is made to that certain Voting Trust Agreement, dated as of January 31, 1992 (the "Agreement"), among Associated Holdings, Inc. (the "Company"), the voting trustees named therein and the beneficiaries named therein (including Boise Cascade Corporation ("Boise")). The Company intends to merge (the "Merger") with and into United Stationers Inc. ("USI"), with USI surviving the Merger (as such, the "Surviving Corporation"). As a result of the Merger, the Class A Common Stock, par value $0.01 per share, of the Company will be converted into shares of Common Stock, par value $0.10 per share ("Surviving Corporation Common Stock"), of the Surviving Corporation in accordance with the Agreement and Plan of Merger, dated as of February 13, 1995, between the Company and USI.

     Each party hereto hereby acknowledges and agrees that (i) the term "Common Stock" in the Agreement shall include Surviving Corporation Common Stock (and any securities issued in respect of or in exchange for such shares of Surviving Corporation Common Stock, including any securities into which such shares may be converted), (ii) the term "Company" shall include the Surviving Corporation, as successor-in-interest to the Company, and (iii) Boise's rights and obligations under the Agreement shall terminate on the second anniversary of the effective time of the Merger.

     Each party hereto hereby represents and warrants to each other party hereto that the execution, delivery and performance of this letter agreement and any and all documents executed and/or delivered in connection herewith have been authorized by all requisite corporate or other action on the part of such party and will not violate its respective charter, bylaws or other governing document (if any), or any material agreement to which it is a party.
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     THIS LETTER AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH
THE LAWS OF THE STATE OF NEW YORK, EXCLUDING ANY CHOICE OF LAW RULES THEREOF.

     This letter agreement and the documents referred to herein contain the complete agreement and understanding of the parties hereto with respect to the matters covered hereby and they rescind and supersede any prior agreements, negotiations, commitments, writings and understandings which may have in any way related to the subject matter hereof and thereof. This letter agreement may be executed in any number of counterparts each of which shall be an original with the same effect as if the signatures thereto and hereto were upon the same instrument.

     IN WITNESS WHEREOF, the undersigned have executed this letter agreement in one or more counterparts, each of which shall be deemed to be one and the same instrument, as of the date first above written.



                                             ASSOCIATED HOLDINGS, INC.



                                             By:________________________________
                                             Name:______________________________
                                             Title:_____________________________



                                             BOISE CASCADE CORPORATION



                                             By:________________________________
                                             Name:______________________________
                                             Title:_____________________________

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